United States securities and exchange commission logo





                      October 15, 2021

       Antonio Picca Piccon
       Chief Financial Officer
       Ferrari N.V.
       Via Abetone Inferiore n. 4
       I-41053 Maranello (MO), Italy

                                                        Re: Ferrari N.V.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 26,
2021
                                                            File No. 001-37596

       Dear Mr. Piccon:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing